Exhibit 99.1

CTC MEDIA ANNOUNCES FINANCIAL RESULTS FOR

THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2014

Moscow, Russia — March 5, 2015 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its consolidated financial results for the fourth quarter and twelve months ended December 31, 2014.

FULL YEAR 2014 FINANCIAL HIGHLIGHTS

•                  Total revenues up 3% year-on-year in ruble terms to RUR 27.3  billion ($711 million)

•                  Advertising revenues up 4% year-on-year in ruble terms to RUR 26.7 billion ($699 million)

•                  The company outperformed overall television ad market growth of 2.3% year-on-year

•                  Combined Russian national inventory was fully sold-out for FY 2014

•                  Adjusted OIBDA(2),(3) was down 10% in ruble terms year-on-year to RUR 7.8 billion ($206 million), with OIBDA margin(2),(3) of 28.6%

•                  Adjusted(3) fully diluted earnings per share of $0.88 (FY 2013: $1.16)

•                  Net cash position of $139.4 million at the end of the period

•                  Aggregate cash dividends of $109 million paid in 2014

•                  Results, as reported in USD, materially affected by the significant decline in the value of the ruble

Q4 2014 FINANCIAL HIGHLIGHTS

•                  Total revenues and advertising revenues were almost flat in ruble terms year-on-year — RUR 8.5 billion ($182 million) and RUR 8.2 billion rubles, respectively

•                  Combined Russian national inventory was fully sold-out for Q4 2014

•                  Adjusted OIBDA(2),(3) was down 34% in ruble terms year-on-year to RUR 2.3 billion ($54 million) with OIBDA margin(2),(3) of 27.7%

•                  Non-cash impairment loss of $29.4 million arising from the impairment of Peretz goodwill to reflect more conservative forecast for advertising market for 2015 and thereafter, and increased uncertainty in the medium-term due to macroeconomic and political headwinds

•                  Adjusted(3) fully diluted earnings per share of $0.31 (Q4 2013: $0.48)

CORPORATE HIGHLIGHTS

•                  Board of directors declares dividends of $0.175 per share for the first quarter of 2015, payable on or about March 31, 2015 to stockholders of record as of March 16, 2015

•                  Board of Directors and management continue to work with external advisors to develop response to ensure compliance with Mass Media Law while protecting the interests of all stockholders

(1) Total operating expenses (before impairment loss) is a non-GAAP financial measure that excludes a $29.9 million charge arising from the impairment of goodwill related to the Company’s production unit in the fourth quarter of 2013, and a $29.4 million charge in the fourth quarter of 2014 related to the impairment of Peretz goodwill reflecting a more conservative outlook due to the prevailing economic uncertainty. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before impairment loss) to GAAP total operating expenses.

(2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3) All adjusted numbers are non-GAAP financial measures reported before impairment losses described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

Yuliana Slashcheva, Chief Executive Officer of CTC Media, reviewed the Company’s 2014 FY operational and financial results:

“I am pleased to announce that CTC Media showed strong operating results in 2014 despite a very challenging macroeconomic environment. Our revenue grew by 3% in ruble terms and we were able to keep our adjusted OIBDA margin around 30% for the year. We also achieved our planned advertising sales across all of our main channels by year-end. Our advertising revenue grew by 4%, outpacing the overall growth of the Russian TV advertising market, which grew by 2.3%  in 2014. These results are particularly notable given that 2014 was marked by significant economic challenges, including:  substantial depreciation of the ruble, a negative macroeconomic environment, a contraction of advertising spending, audience leakage due to the broadcast of the Olympic Games in Sochi, and Russian audiences’ focus on the events in Ukraine. In the second half of 2014, we were also affected by the Russian government’s embargo on foreign food products, which caused some foreign food producers to decrease their advertising presence in Russia and, as a result, on CTC Media channels. Lastly, in the fourth quarter of the year, we witnessed a significant weakening of the advertising market overall.

To offset these operational challenges, the Company implemented cost-cutting initiatives. The total number of total employees remained overall stable year-over-year despite the active development of the Company’s new channel — CTC Love — as well as Transmedia department growth and other new businesses development activities. In 2015, we plan to further improve our efficiency. We expect our programming expenses to decline due to more efficient content purchases as well as potential Russian content share growth. Our efforts already in place have allowed us to maintain high levels of profitability despite the challenging macroeconomic situation.

One of the most important achievements of 2014 was the expansion of our digital media presence, which achieved 50% revenue growth in ruble terms in 2014. We plan to continue actively expanding this part of our business in 2015.

We are also strengthening our technological leadership in the Russian market. In the fourth quarter we launched Russia’s first “second screen” smartphone application for our “Molodezhka” (Youth League) series, which was positively received by audiences. We also launched the first mobile game based on the Molodezhka series and achieved strong results from our inaugural e-commerce project, “Sweet Me.”

We successfully monetized our “Molodezhka” series through all of our digital platforms, with overall revenue of almost RUR 26 million in the fourth quarter 2014.

What is particularly important, we reached OIBDA break-even in our digital and Transmedia businesses in 2014 about a year ahead of our initial timeline.

In the fourth quarter we also significantly increased the strength and expertise of our management team, adding Stanislav Ploschenko as CFO, Oleg Kuzmin as Chief Strategic Communications Officer and Maxim Bobin as a Chief Legal Officer. Elmira Mahmutova was appointed head of CTC Media’s flagship CTC channel, having previously served as head of marketing for CTC Media. Ruben Oganesyan was appointed head of the Peretz channel, and will also be responsible for the marketing function at CTC Media.  Starting in the fall of 2014, Lika Blank became responsible for our newest channel, CTC Love, in addition to her role as head of Domashny.

In October 2014, an amendment to the Russian Mass Media Law was adopted, which will restrict foreign ownership and control of Russian media companies to no more than 20% starting in January 2016. Our Board of Directors is continuing to work with management and external legal, financial and tax advisors to identify, evaluate and implement an appropriate response to ensure compliance with the Law while, at the same time, protecting the interests of all stockholders. We are considering all potential structures in that regard, which may include corporate restructuring, franchising and licensing structures, capital reorganization or divestments; and we have begun to evaluate a potential sale of all or a substantial portion of our Russian business or of the shares of common stock of CTC Media.

Overall we are confident that our strategy for diversification of revenue streams, expansion of digital offerings and growth of the combined audience share positions us to continue to capture market opportunities in 2015 and beyond.

Third-party reports have however estimated that total Russian TV advertising spending could be down as much as 25-30%  in ruble terms in the first quarter of 2015 compared with the first quarter of 2014 due to the adverse prevailing macro-economic and geopolitical conditions. This creates a challenging operating environment and the year on year comparison also reflects the positive impact on the first quarter of 2014 of higher media spend around the Sochi Winter Olympics. The first quarter is of course not necessarily indicative of the market performance for the full year 2015.

The Company had net cash position of $139.4 million at the end of 2014, and the Board has therefore declared a stable quarterly cash dividend of $0.175 per share for the first quarter, with future quarterly dividends to be considered in the context of prevailing market conditions.”

Operating Review

	Three Months				Three Months
(RUB in million, US$ in million except	Ended December 31,				Ended December 31,
per share data)	2013	2014	Change		2013	2014	Change
	Rubles				US Dollars
Total operating revenues	8,448.4	8,457.6	0%		$259.7	$182.2	(30)%
Including
Advertising revenues	8,132.8	8,151.7	0%		$250.0	$176.0	(30)%
Total operating expenses	(6,120.7)	(8,002.1)	31%		(187.8)	(162.2)	(14)%
Total operating expenses before impairment loss(1)	(5,143.1)	(6,350.6)	23%		(157.9)	(132.8)	(16)%
OIBDA(2)	2,592.6	691.9	(73)%		80.1	25.1	(69)%
OIBDA margin(2)	30.7%	8.2%	(22.5	)pp	30.8%	13.8%	(17.0	)pp
Adjusted OIBDA(2),(3)	3,570.2	2,343.4	(34)%		109.9	54.5	(50)%
Adjusted OIBDA margin(2),(3)	42.3%	27.7%	(14.6	)pp	42.3%	29.9%	(12.4	)pp
Net income attributable to CTC Media, Inc. stockholders	1,458.2	502.2	(66)%		45.5	18.6	(59)%
Fully diluted earnings per share	0.29	0.12	(59)%		0.29	0.12	(59)%
Adjusted net income attributable to CTC Media, Inc. stockholders(3)	2,435.8	2,153.7	(12)%		75.4	48.0	(36)%
Adjusted diluted earnings per share					0.48	0.31	(35)%

(1)  Total operating expenses (before impairment loss) is a non-GAAP financial measure that excludes a $29.9 million charge arising from the impairment of goodwill related to the Company’s production unit in the fourth quarter of 2013, and a $29.4 million charge in the fourth quarter of 2014 related to the impairment of Peretz goodwill reflecting a more conservative outlook due to the prevailing economic uncertainty. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before impairment loss) to GAAP total operating expenses.

(2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3) All adjusted numbers are non-GAAP financial measures reported before impairment losses described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

	Twelve Months				Twelve Months
(RUB in million, US$ in million except	Ended December 31,				Ended December 31,
per share data)	2013	2014	Change		2013	2014	Change
	Rubles				US Dollars
Total operating revenues	26,506.0	27,250.0	3%		$832.1	$711.4	(15)%
Including
Advertising revenues	25,687.0	26,729.7	4%		$806.5	$699.1	(13)%
Total operating expenses	(19,886.7)	(22,087.6)	11%		(624.4)	(560.3)	(10)%
Total operating expenses before impairment loss(1)	(18,909.1)	(20,436.1)	8%		(594.5)	(531.0)	(11)%
OIBDA(2)	7,673.6	6,140.9	(20)%		240.8	177.1	(26)%
OIBDA margin(2)	29.0%	22.5%	(6.5	)pp	28.9%	24.9%	(4.0	)pp
Adjusted OIBDA(2),(3)	8,651.2	7,792.4	(10)%		270.7	206.5	(24)%
Adjusted OIBDA margin(2),(3)	32.6%	28.6%	(4.0	)pp	32.5%	29.0%	(3.5	)pp
Net income attributable to CTC Media, Inc. stockholders	4,848.5	3,716.1	(23)%		152.3	108.1	(29)%
Fully diluted earnings per share	0.97	0.69	(29)%		0.97	0.69	(29)%
Adjusted net income attributable to CTC Media, Inc. stockholders(3)	5,826.1	5,367.6	(8)%		182.2	137.4	(25)%
Adjusted diluted earnings per share(3)					1.16	0.88	(24)%

Share of Viewing

	Average Target Audience Shares (%)
	Q4 2013	12M 2013	Q3 2014	Q4 2014	12M 2014

CTC Channel (all 10-45)	10.9	11.3	10.3	9.7	10.2
Domashny Channel (females 25-59)	3.5	3.5	3.7	3.1	3.3
Peretz Channel (all 25-49)	2.3	2.4	2.1	2.0	2.1
Channel 31 (all 6-54)	12.7	13.2	14.9	15.3	13.9

Shares of our Russian channels’ target audiences were affected by overall audience fragmentation and increased competition. All larger national free-to-air TV channels in Russia were negatively impacted by increased competition from smaller non-free-to-air and niche TV channel viewership in the “All 4+” category, which increased from 15.5% in 2012 to 17.2% in 2013 and 18.4% in 2014.

In 2014, CTC channel maintained its place as the third most-watched broadcaster in Russia in its target demographic of 10-to-45 year old viewers. Target audience share was down year-on-year from 11.3% to 10.2%, reflecting the increased competition from other channels, including channels licensed to broadcast the Olympic Games in Sochi in the first quarter and political news on the Ukraine crisis, as well as the effect of audience fragmentation and the relative underperformance of certain programming.

Domashny channel’s target audience share decreased year-on-year in 2014 from 3.5% to 3.3%, reflecting the effect of audience fragmentation and increased competition from the channels that broadcast political news on the Ukraine crisis. In October 2014, Domashny channel launched a restyle of its logo and updated its visual format with a new motto: “Forever for women” to grow its core female audience segment and enhance the commercial attractiveness of its demographic profile.

Peretz channel’s target audience share was down year-on-year in 2014 from 2.4% to 2.1%, reflecting increased competition from the channels that broadcast political news on the situation in Ukraine, competition from the channels licensed to broadcast the Olympics Games in Sochi in the first quarter of 2014, as well as audience fragmentation and the relative underperformance of certain programming. Peretz channel is continuing to refresh its positioning and programming grid to be a more attractive to its target audience and advertisers.

Channel 31’s average target audience share increased year-on-year in 2014 from 13.2% to 13.9%, reflecting successful changes in the programming schedule of local-language programming and better performance of certain locally-produced programming and foreign series.

CTC Love has been part of the TNS ratings database since September 2014 and is now able to report its first quarterly ratings metrics. The channel has already managed to capture advertising sales in 2014 and the Company expects significant advertising sales growth in 2015.

Revenues

In 2014 and early 2015, Russia has experienced significant economic instability, characterized by depreciation of its currency, fluctuation in interest rates a forecasted decline in gross domestic product in 2015 and a steep decline in the value of shares traded on its stock exchanges. In the fourth quarter of 2014, some large advertisers reduced their initially planned advertising expenditures. As a result, overall Russian television advertising market increased by only 2.3% in ruble terms in 2014 compared to 2013.

Total operating revenues in US dollar terms were down 30% year-on-year in the fourth quarter and 15% for the full year, reflecting the significant depreciation of the ruble. In ruble terms, total operating revenues were flat year-on-year in the fourth quarter and increased by 3% for the full year, primarily reflecting higher sales of the CTC and Domashny inventory and greater sponsorship revenues, partially offset by lower year-on-year audience share of CTC channel.

Advertising revenues accounted for approximately 98% of total operating revenues during 2014 (2013: 97%) and 97% during the fourth quarter 2014 (Q4 2013: 96%). In US dollar terms, advertising revenues declined by 30% year-on-year in the fourth quarter and 13% for the full year, reflecting the significant depreciation of the ruble. In ruble terms, advertising revenues were flat year-on-year in the fourth quarter and up 4% for the full year.

	Three Months			Three Months
(RUB in million, US$ in million except	Ended December 31,			Ended December 31,
per share data)	2013	2014	Change	2013	2014	Change
	Rubles			US Dollars
Operating revenues by segment:
CTC Channel	5,941.7	5,791.7	(3)%	$182.6	$124.9	(32)%
Domashny Channel	1,277.0	1,319.8	3%	39.3	28.6	(27)%
Peretz Channel	821.1	707.3	(14)%	25.2	15.3	(39)%
Channel 31*	1,302.0	1,602.8	23%	8.5	8.8	4%
All Other	133.1	219.5	65%	4.1	4.6	13%
Total operating revenues	8,448.4	8,457.6	0%	$259.7	$182.2	(30)%

	Twelve Months			Twelve Months
(RUB in million, US$ in million except	Ended December 31,			Ended December 31,
per share data)	2013	2014	Change	2013	2014	Change
	Rubles			US Dollars
Operating revenues by segment:
CTC Channel	18,677.7	19,083.2	2%	$586.4	$499.1	(15)%
Domashny Channel	3,976.0	4,235.0	7%	124.8	110.7	(11)%
Peretz Channel	2,681.9	2,514.3	(6)%	84.3	66.3	(21)%
Channel 31*	3,934.6	4,076.9	4%	25.8	22.6	(12)%
All Other	343.6	507.1	48%	10.7	12.7	18%
Total operating revenues	26,506.0	27,250.0	3%	$832.1	$711.4	(15)%

	Three Months			Three Months
(RUB in million, US$ in million except	Ended December 31,			Ended December 31,
per share data)	2013	2014	Change	2013	2014	Change
	Rubles			US Dollars
Advertising revenues by segment:
CTC Channel	5,718.6	5,596.5	(2)%	$175.8	$120.9	(31)%
Domashny Channel	1,268.7	1,294.8	2%	39.0	28.1	(28)%
Peretz Channel	810.4	704.0	(13)%	24.9	15.2	(39)%
Channel 31*	1,096.1	1,479.8	35%	7.1	8.2	14%
All Other	102.0	172.7	69%	3.1	3.6	14%
Total advertising revenues	8,132.8	8,151.7	0%	$250.0	$176.0	(30)%

	Twelve Months			Twelve Months
(RUB in million, US$ in million except	Ended December 31,			Ended December 31,
per share data)	2013	2014	Change	2013	2014	Change
	Rubles			US Dollars
Advertising revenues by segment:
CTC Channel	18,109.0	18,823.7	4%	$568.7	$493.4	(13)%
Domashny Channel	3,936.5	4,195.6	7%	123.6	109.7	(11)%
Peretz Channel	2,649.0	2,504.4	(5)%	83.2	66.0	(21)%
Channel 31*	3,694.7	3,833.6	4%	24.3	21.3	(12)%
All Other	215.3	354.9	65%	6.7	8.7	30%
Total advertising revenues	25,687.0	26,729.7	4%	$806.5	$699.1	(13)%

* In Kazakh tenge terms

CTC channel’s operating revenues in US dollar terms were down 32% year-on-year in the fourth quarter and 15% for the full year, reflecting the significant depreciation of the ruble. In ruble terms, operating revenues were down 3% year-on-year in the fourth quarter but up 2% for the full year.  Advertising revenues in US dollar terms were down 31% year-on-year in the fourth quarter and 13% for the full year, reflecting the significant depreciation of the ruble. In ruble terms, advertising revenues were down 2% year-on-year in the fourth quarter but up 4% for the full year, principally due to increased sales of the channel’s inventory on a federal level and increased sponsorship revenues, reflecting the Company’s ability to command higher advertising prices for its target audience, partially offset by decrease in CTC target audience share, reflecting the increased competition from other channels, including channels licensed to broadcast the Olympic Games in Sochi in the first quarter of 2014 and political news on the Ukraine crisis, as well as the effect of audience fragmentation and the relative underperformance of certain programming in 2014.

Domashny channel’s operating revenues in US dollar terms declined by 27% year-on-year in the fourth quarter and 11% for the full year, reflecting the significant depreciation of the ruble. In ruble terms, operating revenues increased 3% in the fourth quarter and 7% for the full year. Advertising revenues in US dollar terms were down 28% year-on-year in the fourth quarter and 11% for the full year, reflecting the significant depreciation of the ruble. In ruble terms, advertising revenues were up 2% year-on-year in the fourth quarter and 7% for the full year, principally due to increased sales of the channel’s inventory and sponsorship revenues, reflecting the Company’s ability to command higher advertising prices for its target audience, partially offset by decrease in Domashny target audience share. The decrease in Domashny’s target audience share was primarily due to the effect of audience fragmentation and increased competition from the channels that broadcast political news.

Peretz channel’s operating revenues in US dollar terms were down 39% year-on-year in the fourth quarter and 21% for the full year, reflecting the significant depreciation of the ruble. In ruble terms, operating revenues were down 14% year-on-year in the fourth quarter and 6% for the full year. Advertising revenues in US dollar terms were down 39% year-on-year in the fourth quarter and 21% for the full year, reflecting the significant depreciation of the ruble. In ruble terms, advertising revenues were down 13% year-on-year in the fourth quarter and 5% for the full year, primarily due to decrease in target audience share, partially offset by the Company’s ability to command higher advertising prices for its target audience. The decrease in Peretz target audience share was primarily due to increased competition from the channels that broadcast political news on the situation in Ukraine, competition from the channels licensed to broadcast the 2014 Olympics Games in Sochi in the first quarter of  2014, as well as audience fragmentation and relative underperformance of certain programming. Peretz channel is continuing to refresh its positioning strategy and programming grid to be a more attractive to its target audience and advertisers.

Channel 31’s channel’s operating revenues in US dollar terms were up 4% year-on-year in the fourth quarter but down 12% for the full year. When comparing 2014 to 2013, advertising revenues of Channel 31 increased by 4% in Kazakh tenge terms, principally due to increased sellout and our ability to command higher advertising prices for our target audience, partially offset by 5% decrease in the estimated overall television advertising market in Kazakhstan in Kazakh tenge terms. Channel 31’s target audience share increased by 5%, reflecting successful changes in the programming schedule of local-language programming and better performance of certain locally-produced programming, but was offset by a decrease in Kazakh overall free- to-air television viewership due to additional legislative requirements for local-language programming and increased audience fragmentation.

All other revenues in the fourth quarter of 2014 primarily comprise revenues of $1.1 million from CTC-International (Q4 2013: $0.9 million) and revenues of $2.8 million from digital media businesses (Q4 2013: $2.8 million). For the full year all other revenues reflect primarily revenues of $4.2 million from CTC-International (full year 2013: $3.7 million) and revenues of $7.1 million from digital media businesses (full year 2013: $5.9 million). In 2014, in ruble terms total digital revenue was up 49%, primarily due to a 54% increase in digital advertising revenue.

Expenses

	Three Months			Three Months
(RUB in million, US$ in million except	Ended December 31,			Ended December 31,
per share data)	2013	2014	Change	2013	2014	Change
	Rubles			US Dollars
Operating expenses:
Direct operating expenses	(426.0)	(517.5)	21%	(13.1)	(10.9)	(17)%
Selling, general & administrative expenses	(1,682.6)	(2,116.3)	26%	(51.7)	(44.9)	(13)%
Programming expenses	(2,812.7)	(3,506.8)	25%	(86.3)	(72.6)	(16)%
Stock-based compensation expense	43.1	26.4	(39)%	1.3	0.6	(58)%
Depreciation & amortization	(264.9)	(236.4)	(11)%	(8.1)	(5.1)	(38)%
Total operating expenses before impairment loss	(5,143.1)	(6,350.6)	23%	(157.9)	(132.8)	(16)%
Impairment loss	(977.6)	(1,651.5)	69%	(29.9)	(29.4)	(2)%
Total operating expenses	(6,120.7)	(8,002.1)	31%	$(187.8)	$(162.2)	(14)%

	Twelve Months			Twelve Months
(RUB in million, US$ in million except	Ended December 31,			Ended December 31,
per share data)	2013	2014	Change	2013	2014	Change
	Rubles			US Dollars
Operating expenses:
Direct operating expenses	(1,486.7)	(1,745.9)	17%	(46.7)	(45.6)	(2)%
Selling, general & administrative expenses	(5,547.6)	(6,173.7)	11%	(174.2)	(159.3)	(9)%
Programming expenses	(10,764.3)	(11,550.0)	7%	(338.7)	(300.1)	(11)%
Stock-based compensation expense	(56.3)	12.1	(121)%	(1.8)	0.2	(109)%
Depreciation & amortization	(1,054.3)	(978.5)	(7)%	(33.1)	(26.1)	(21)%
Total operating expenses before impairment loss	(18,909.2)	(20,436.0)	8%	(594.5)	(530.9)	(11)%
Impairment loss	(977.6)	(1,651.5)	69%	(29.9)	(29.4)	(2)%
Total operating expenses	(19,886.8)	(22,087.5)	11%	$(624.4)	$(560.3)	(10)%

Total operating expenses in 2013 and 2014 were affected by noncash impairment losses of $29.9 million and $29.4 million, respectively. See “Impairment loss” below.

Excluding the effect of impairment losses, total operating expenses decreased by 11% in US dollar terms and increased by 8% in ruble terms.

Direct operating expenses were down 2% year-on-year in 2014 in US dollar terms but up 17% year-on-year in ruble terms, largely reflecting the increase in digital transmission costs for the CTC and Domashny channels in connection with the rollout plan for the second multiplex, which began in March 2013, annual increases in analog transmission costs and an increase in integrated sponsorship and royalty costs which were in line with increased sales.

Selling, general and administrative expenses were down 9% year-on-year in 2014 in US dollar terms but up 11% in ruble terms, primarily reflecting an increase in compensation to Video International due to increased revenues at the CTC and Domashny channels and other increases due to general inflation.

Programming expenses were down 11% year-on-year in US dollar terms but up 7% in ruble terms in 2014, reflecting the effect of airing of more expensive foreign content at CTC channel, increases in the cost and volume of high-rating Russian series at Peretz channel, as well as increases of programming expenses at Domashny, reflecting the net effect of certain write-downs of outdated content in 2014 as a result of the revision of the programming grid and efficiencies in the cost of Russian content.

Stock-based compensation expenses decreased by $2.0 million when comparing 2014 to 2013 as the result of re-measuring the equity-based cash incentive awards granted to employees under the Company’s 2009 Stock Incentive Plan at their fair value, reflecting a decrease in the share price in 2014, as well as the result of departures of several executives in 2014.

The impairment loss recorded in the fourth quarter of 2014 of $29.4 million relates to Peretz goodwill and was a result of the Company’s annual asset impairment test reflecting more conservative forecast for advertising market for 2015 and thereafter, and increased uncertainty in the medium-term due to macroeconomic and political headwinds.

CTC Media’s adjusted consolidated OIBDA was down 24% year-on-year in USD terms to $206.5 million in 2014 (2013: $270.7 million). Adjusted OIBDA margin was down year-on-year to 29.0% in 2014 (2013: 32.5%).

Net interest income was $1.7 million for the fourth quarter (Q4 2013: $3.2 million), primarily reflecting the interest earned on CTC Media’s cash balances and short-term investments.

Foreign currency gains of $9.2 million in 2014 (2013: $1.7 million) primarily represent gains from our foreign exchange forward contracts, partially offset by the impact of ruble depreciation on our dollar-denominated liabilities.

CTC Media’s effective tax rate was 33% and 28% in 2014 and 2013, respectively, and was impacted by the effect of impairment losses of $29.4 million and $29.9 million, respectively. In addition, starting from 2013, we changed our approach to the recognition of foreign tax benefits that we determined were available for offset against US taxes based on a comprehensive examination of certain positions taken in our historical US income tax filings. We applied this approach for the recognition of such tax benefits for 2013 and 2014, and will apply them prospectively. Excluding these effects, our effective tax rate would have been 28% and 31% in 2014 and 2013, respectively.

Adjusted net income attributable to CTC Media, Inc. stockholders was down 25% in USD terms to $137.4 million in 2014 (2013: $182.2 million) and adjusted fully diluted earnings per share decreased to $0.88 (2013: $1.16).

Cash Flow

Our net cash flows from operating activities were $186.6 million and $105.3 million in 2013 and 2014, respectively. When comparing 2014 to 2013, the decrease in net cash flows from operating activities in US dollar terms reflected depreciation of the Russian ruble against the US dollar. When comparing in ruble terms, the decrease in net cash flows from operating activities primarily represent the higher spending on the acquisition of programming, with the aim to secure Russian channels’ libraries for 2015 grids’ need and decrease in sublicensing revenues, which was not fully offset by the increase in advertising revenues. In addition, since July 2014, we have paid approximately $11.3 million for digital transmission services and advances towards the construction of the digital infrastructure in the “50-” coverage regions for CTC and Domashny channels in aggregate.

Cash used in or provided by investing activities includes cash used for the acquisition of property, equipment and intangible assets, purchases of new businesses, and investments in or receipts from cash deposits. In 2014, our cash provided by investing activities primarily represented net receipts from cash deposits of $41.8 million. In addition, we spent $5.8 million for capital expenditures and $2.8 million for acquisition of Caramba TV and a broadcasting station.

Cash used in financing activities includes net proceeds from or settlement of our overdraft, exercises of stock options, repurchases of our common stock and payments of dividends. In 2014, our cash used in financing activities includes primarily payment of dividends in the amount of $81.3 million to our stockholders, $5.5 million in dividends paid to minority shareholders of our subsidiaries and $27.7 million increase in other non-current assets which represents dividends to one of our stockholders that were blocked pursuant to US sanctions imposed on Bank Rossiya and LLC IC Abros.

The Company’s cash and cash equivalents and short-term investments less overdraft and loan balance amounted to $139.4 million as of December 31, 2014, compared to $207.5 million as of December 31, 2013.

Dividends

The CTC Media Board of Directors has declared a cash dividend of $0.175 per share (or approximately $27.3 million in the aggregate) for the first quarter of 2015, to be paid on or about March 31, 2015 to shareholders of record as of March 16, 2015. The Board will consider further quarterly dividends in light of market conditions, the Company’s cash requirements and the results of the Board’s efforts to ensure compliance with the Mass Media Law. The Company will comply with any applicable blocking requirements related to US sanctions in connection with the payment of dividends.

Update on the Mass Media Law

As previously announced, an amendment to the Russian Mass Media Law was adopted in October 2014 that will generally limit the aggregate foreign (non-Russian) beneficial ownership or control, direct or indirect, of Russian mass media, including television broadcasters, to no more than 20%. No amendments to or waivers from the Mass Media Law have been approved to date and, accordingly, all mass media, including CTC Media’s Russian broadcasting businesses, will be required to comply with these limitations by January 1, 2016 (subject to a one-year grace period for offshore intermediate holding structures). The adoption of the Mass Media Law creates significant uncertainty for CTC Media and its stockholders.

Our Board of Directors, through its Advisory Committee, is continuing to work with our management and with external legal, financial and tax advisors to identify, evaluate and implement an appropriate response that achieves compliance with the requirements of the new law while safeguarding the interest of all of our stockholders. The Board continues to consider a variety of potential alternatives, including corporate restructuring, franchising and licensing structures, capital reorganization and divestments. These alternatives include, among others, a potential sale transaction. To date, no affirmative decision on these alternatives has been made.  If the Board were to pursue a sale of the business, there can be no assurance that it would be successful in negotiating a transaction on acceptable terms or at all. As a result, the value of the common stock of our company could further decline, and you may lose all or a significant portion of your investment.

2015 Outlook

Due to the current macroeconomic and geopolitical conditions in Russia, Ukraine and the CIS, and the substantial depreciation of the Russian ruble against the US dollar, the Company currently has very limited visibility into the TV advertising market outlook for 2015 and its own US dollar reported results. The Company therefore is not providing a full-year revenue and profit outlook at this time, but will review this position on a regular basis moving forward in the context of prevailing market conditions. Third party reports have estimated that total Russian TV advertising spending could be down as much as 25-30% in ruble terms in the first quarter of 2015. The first quarter is of course not necessarily indicative of the market performance for the full year 2015.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2014 financial results today, Thursday, March 5, 2015 at 8:00 a.m. EST / 1:00 p.m. UK / 4:00 p.m. Moscow time. To access the conference call, please dial:

US/International: +1 646 843 4608

UK/International: +44 (0) 20 3003 2666

Russia: +7 (495) 249 9843

Confirmation code: CTC Media

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as CTC-Love in Russia and Channel 31 in Kazakhstan, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media also has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Nickolai Ivanov
Head of Investor Relations
+7 495 981 0740
ir@ctcmedia.ru

Media Relations

Igor Ivanov

Press secretary

+7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the impact of recent amendments to the Russian law “On Mass Media”, the impact of international economic sanctions; developments in the Company’s market; and the Company’s estimates for the development of its revenues, expenses and audience shares in 2015. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, the impact of recent amendments to the Russian law “On Mass Media”; geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; depreciation of the value of the Russian ruble compared to the US dollar; the effect of international economic sanctions;

changes in the size of the Russian television advertising market compared with current estimates of anticipated market; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; and free-to-air television remaining a significant advertising forum in Russia. These and other risks are described in the “Risk Factors” section of CTC Media’s quarterly report on Form 10-Q filed with the SEC on October 29, 2014 and its annual report on Form 10-K to be filed with the SEC or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Year Ended December 31,
	2012	2013	2014
REVENUES:
Advertising	$775,806	$806,499	$699,053
Sublicensing and other revenues (including revenue from related parties of $514, $719 and $1,075 in 2012, 2013 and 2014, respectively)	29,140	25,604	12,320
Total operating revenues	804,946	832,103	711,373
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $20,393, $29,024 and $22,583 in 2012, 2013 and 2014, respectively; and exclusive of stock-based compensation expense (benefit) of $763, $846 and $(1,617) in 2012, 2013 and 2014, respectively)	(45,357)	(46,658)	(45,640)
Selling, general and administrative (exclusive of depreciation and amortization $3,625, $4,092 and $3,499 in 2012, 2013 and 2014, respectively; exclusive of stock-based compensation expense of $4,016, $988 and $1,446 in 2012, 2013 and 2014, respectively)	(181,266)	(174,224)	(159,271)
Stock-based compensation benefit (expense)	(4,779)	(1,834)	171
Programming expenses	(317,136)	(338,703)	(300,134)
Depreciation and amortization	(24,018)	(33,116)	(26,082)
Impairment loss	(82,503)	(29,869)	(29,356)
Total operating expenses	(655,059)	(624,404)	(560,312)
OPERATING INCOME	149,887	207,699	151,061
FOREIGN CURRENCY GAINS	1,762	1,658	9,166
INTEREST INCOME	9,522	11,615	10,458
INTEREST EXPENSE	(749)	(768)	(486)
OTHER NON-OPERATING INCOME (LOSS), net	2,852	26	(1,325)
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	1,415	1,266	(713)
Income before income tax	164,689	221,496	168,161
INCOME TAX EXPENSE	(64,873)	(61,335)	(54,785)
CONSOLIDATED NET INCOME	$99,816	$160,161	$113,376
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(6,753)	$(7,821)	$(5,284)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$93,063	$152,340	$108,092
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.59	$0.97	$0.69
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.59	$0.97	$0.69
Weighted average common shares outstanding—basic	157,995,346	156,889,533	155,747,225
Weighted average common shares outstanding—diluted	158,062,250	156,932,452	156,008,428
Dividends declared per share	$0.52	$0.63	$0.70

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31,	December 31,
	2013	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,574	$37,836
Short-term investments	180,337	103,800
Trade accounts receivable (including accounts receivable from related parties: 2013—$368; 2014—$212), net of allowance for doubtful accounts (December 31, 2013—$483; December 31, 2014—$1,297)	36,875	25,738
Taxes reclaimable	22,929	14,544
Prepayments (including prepayments to related parties: 2013—$3,012; 2014—$5,023)	57,536	42,798
Programming rights, net	172,197	112,793
Deferred tax assets	30,400	20,307
Other current assets	4,373	262
TOTAL CURRENT ASSETS	535,221	358,078
PROPERTY AND EQUIPMENT, net	36,874	18,520
INTANGIBLE ASSETS, net
Broadcasting licenses	59,676	28,366
Cable network connections	20,422	11,345
Trade names	5,332	3,510
Other intangible assets	4,876	2,762
Net intangible assets	90,306	45,983
GOODWILL	135,276	53,627
PROGRAMMING RIGHTS, net	121,802	72,446
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,524	3,167
PREPAYMENTS	27,602	13,719
DEFERRED TAX ASSETS	18,371	8,526
OTHER NON-CURRENT ASSETS	—	34,987
TOTAL ASSETS	$970,976	$609,053
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank loans	3,390	2,192
Accounts payable (including accounts payable to related parties: 2013—nil; 2014—$1,584)	105,849	56,670
Accrued liabilities (including accrued liabilities to related parties: 2013—$115; 2014—$462)	20,449	17,044
Dividends under sanctions	—	27,684
Taxes payable	33,630	15,632
Deferred revenue (including deferred revenue from related parties: 2013—$61; 2014—nil)	10,223	6,652
Deferred tax liabilities	49,770	58,827
TOTAL CURRENT LIABILITIES	223,311	184,701
DEFERRED TAX LIABILITIES	13,549	6,910
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock; $0.01 par value; shares authorized 175,772,173; shares issued: December 31, 2013 and 2014—158,210,719)	1,582	1,582
Additional paid-in capital	494,122	496,905
Retained earnings	386,575	385,643
Accumulated other comprehensive loss	(124,339)	(444,591)
Less: Common stock held in treasury, at cost (December 31, 2013—2,500,000 shares; December 31, 2014—2,448,553 shares)	(29,727)	(29,115)
Non-controlling interest	5,903	7,018
TOTAL STOCKHOLDERS’ EQUITY	734,116	417,442
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$970,976	$609,053

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Year Ended December 31,
	2012	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$99,816	$160,161	$113,376
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit) expense	(741)	6,191	8,814
Depreciation and amortization	24,018	33,116	26,082
Programming expenses	317,136	338,703	300,134
Stock-based compensation expense (benefit)	4,779	1,834	(171)
Equity in loss (income) of unconsolidated investees	(1,415)	(1,266)	713
Foreign currency gains	(1,762)	(1,658)	(9,166)
Impairment loss	82,503	29,869	29,356
Changes in operating assets and liabilities:
Trade accounts receivable	(10,885)	(3,799)	13,691
Prepayments	(817)	(1,646)	(8,741)
Other assets	(2,972)	4,370	(2,928)
Accounts payable and accrued liabilities	12,637	1,406	7,083
Deferred revenue	890	2,231	1,763
Other liabilities	(2,373)	(6,040)	(5,945)
Dividends received from equity investees	1,056	1,124	1,075
Payments for multiplex	—	—	(11,261)
Acquisition of programming and sublicensing rights	(364,156)	(378,034)	(364,382)
Net cash provided by operating activities	157,714	186,562	105,349
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(15,646)	(6,336)	(5,775)
Acquisitions of businesses, net of cash acquired	(3,998)	(461)	(2,840)
Receipts from (Investments in) deposits, net	(6,847)	(56,601)	41,790
Net cash provided by (used in) investing activities	(26,491)	(63,398)	33,175
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	(29,727)	—
Proceeds from exercise of stock options	4,616	454	—
Settlement of overdraft and loans, net	(5,519)	(9,469)	(874)
Increase in other non-current assets	—	—	(27,684)
Dividends paid to stockholders	(82,244)	(98,768)	(81,340)
Dividends paid to noncontrolling interest	(5,756)	(6,415)	(5,547)
Net cash used in financing activities	(88,903)	(143,925)	(115,445)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	530	(3,846)	(15,817)
Net increase/(decrease) in cash and cash equivalents	42,850	(24,607)	7,262
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,331	55,181	30,574
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55,181	$30,574	37,836
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$603	$639	$413
Income tax paid	$58,828	$66,724	$48,231

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended December 31, 2013
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$182,640	$303	$175,816	$85,490	$(2,201)	$(55,328)	$—	$87,691	$87,691
Domashny Channel	39,279	29	39,026	12,260	(1,922)	(15,317)	—	14,182	14,182
Peretz Channel	25,246	1	24,918	3,502	(2,875)	(10,847)	—	6,377	6,377
31 Channel	8,466	—	7,130	2,310	(733)	(4,151)	—	3,043	3,043
All other	4,086	(21)	3,132	(31,629)	(412)	(692)	(29,869)	(31,217)	(1,348)
Business segment results	$259,717	$312	$250,022	$71,933	$(8,143)	$(86,335)	$(29,869)	$80,076	$109,945
Eliminations	—	(312)	—	—	—	—	—	—	—
Consolidated results	$259,717	$—	$250,022	$71,933	$(8,143)	$(86,335)	$(29,869)	$80,076	$109,945

	Three months ended December 31, 2014
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$124,874	$336	$120,922	$48,587	$(1,254)	$(43,993)	$—	$49,841	$49,841
Domashny Channel	28,623	25	28,088	1,979	(996)	(16,046)	—	2,975	$2,975
Peretz Channel	15,288	1	15,224	(29,153)	(1,629)	(7,883)	(29,356)	(27,524)	$1,832
31 Channel	8,836	(67)	8,160	2,508	(626)	(4,219)	—	3,134	$3,134
All other	4,626	21	3,579	(3,879)	(556)	(412)	—	(3,323)	(3,323)
Business segment results	$182,247	$316	$175,973	$20,042	$(5,061)	$(72,553)	$(29,356)	$25,103	$54,459
Eliminations	—	(316)	—	—	—	—	—	—	—
Consolidated results	$182,247	$—	$175,973	$20,042	$(5,061)	$(72,553)	$(29,356)	$25,103	$54,459

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Twelve months ended December 31, 2013
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$586,434	$1,186	$568,715	$215,976	$(9,033)	$(234,234)	$—	$225,009	$225,009
Domashny Channel	124,838	190	123,573	25,633	(7,792)	(55,753)	—	33,425	33,425
Peretz Channel	84,264	10	83,241	6,358	(11,773)	(34,828)	—	18,131	18,131
31 Channel	25,821	—	24,262	5,072	(2,931)	(12,694)	—	8,003	8,003
All other	10,746	140	6,708	(45,340)	(1,587)	(1,194)	(29,869)	(43,753)	(13,884)
Business segment results	$832,103	$1,526	$806,499	$207,699	$(33,116)	$(338,703)	$(29,869)	$240,815	$270,684
Eliminations	—	(1,526)	—	—	—	—	—	—	—
Consolidated results	$832,103	$—	$806,499	$207,699	$(33,116)	$(338,703)	$(29,869)	$240,815	$270,684

	Twelve months ended December 31, 2014
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$499,131	$1,327	$493,373	$165,764	$(6,984)	$(207,408)	$—	$172,748	$172,748
Domashny Channel	110,674	106	109,729	21,802	(5,565)	(50,451)	—	27,367	$27,367
Peretz Channel	66,254	7	66,002	(26,674)	(8,749)	(30,553)	(29,356)	(17,925)	$11,431
31 Channel	22,597	—	21,252	4,181	(2,524)	(10,932)	—	6,705	$6,705
All other	12,717	87	8,697	(14,012)	(2,260)	(790)	—	(11,752)	(11,752)
Business segment results	$711,373	$1,527	$699,053	$151,061	$(26,082)	$(300,134)	$(29,356)	$177,143	$206,499
Eliminations	—	(1,527)	—	—	—	—	—	—	—
Consolidated results	$711,373	$—	$699,053	$151,061	$(26,082)	$(300,134)	$(29,356)	$177,143	$206,499

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended		Twelve months ended
	December 31,		December 31,
(US$ 000’s)	2013	2014	2013	2014

OIBDA	$80,076	$25,103	$240,815	$177,143
Depreciation and amortization	(8,143)	(5,061)	(33,116)	(26,082)
Operating income	$71,933	$20,042	$207,699	$151,061

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2014	2013	2014

OIBDA margin	30.8%	13.8%	28.9%	24.9%
Depreciation and amortization as a % of total operating revenues	(3.1)%	(2.8)%	(3.9)%	(3.7)%
Operating income margin	27.7%	11.0%	25.0%	21.2%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended December 31, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income (loss)

CTC Channel	$87,691	$(2,201)	$85,490
Domashny Channel	14,182	(1,922)	12,260
Peretz Channel	6,377	(2,875)	3,502
31 Channel	3,043	(733)	2,310
All other	(31,217)	(412)	(31,629)
Consolidated results	$80,076	$(8,143)	$71,933

Three Months Ended December 31, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income (loss)

CTC Channel	$49,841	$(1,254)	$48,587
Domashny Channel	2,975	(996)	1,979
Peretz Channel	(27,524)	(1,629)	(29,153)
31 Channel	3,134	(626)	2,508
All other	(3,323)	(556)	(3,879)
Consolidated results	$25,103	$(5,061)	$20,042

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (LOSS) (Continued)

Twelve Months Ended December 31, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income (loss)

CTC Channel	$225,009	$(9,033)	$215,976
Domashny Channel	33,425	(7,792)	25,633
Peretz Channel	18,131	(11,773)	6,358
31 Channel	8,003	(2,931)	5,072
All other	(43,753)	(1,587)	(45,340)
Consolidated results	$240,815	$(33,116)	$207,699

Twelve Months Ended December 31, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income (loss)

CTC Channel	$172,748	$(6,984)	$165,764
Domashny Channel	27,367	(5,565)	21,802
Peretz Channel	(17,925)	(8,749)	(26,674)
31 Channel	6,705	(2,524)	4,181
All other	(11,752)	(2,260)	(14,012)
Consolidated results	$177,143	$(26,082)	$151,061

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO

CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/ (loss)	Income before income tax and noncontrolling interest	Income tax expense	Net income (loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Twelve Months Ended December 31, 2013
Adjusted non-US GAAP results	$270,684	$(594,535)	$237,568	$251,365	$(61,335)	$182,209	1.16
Impact of impairment loss	(29,869)	(29,869)	(29,869)	(29,869)	—	(29,869)	(0.19)
Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	$240,815	$(624,404)	$207,699	$221,496	$(61,335)	$152,340	0.97

Twelve Months Ended December 31, 2014
Adjusted non-US GAAP results	$206,499	$(530,956)	$180,417	$197,517	$(54,785)	$137,448	0.88
Impact of impairment loss	(29,356)	(29,356)	(29,356)	(29,356)	—	(29,356)	(0.19)
Results as reported (under US GAAP, except for OIBDA which is a non-US GAAP financial measure)	$177,143	$(560,312)	$151,061	$168,161	$(54,785)	$108,092	0.69